Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Healthcare Trust of America, Inc.

	Year Ended December 31, (1)
(Dollars in thousands)	2015	2014	2013	2012	2011
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$33,557	$45,994	$24,684	$(24,368)	$5,593
Fixed charges	60,419	59,124	53,865	46,745	42,245
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(626)	(623)	(423)	(56)	(52)
Earnings available for fixed charges	$93,350	$104,495	$78,126	$22,321	$47,786

Fixed charges
Interest expense	$54,978	$53,898	$48,615	$41,599	$37,859
Amortized premiums, discounts or capitalized expense related to indebtedness	3,128	3,591	3,801	3,727	3,177
Estimate of interest within rental expenses	2,313	1,635	1,449	1,419	1,209
Total fixed charges	$60,419	$59,124	$53,865	$46,745	$42,245

Ratio of earnings to fixed charges	1.55	1.77	1.45	(2)	1.13

(1) We restated the information for the years ended December 31, 2013, 2012 and 2011 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for the periods ended 2013, 2012 and 2011.

(2) The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. The total fixed charges was $46.7 million and total earnings was $22.3 million. The deficiency amount or the amount of fixed charges in excess of earnings was $24.4 million.

Healthcare Trust of America Holdings, LP

	Year Ended December 31, (1)
(Dollars in thousands)	2015	2014	2013	2012	2011
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$33,557	$45,994	$24,684	$(24,368)	$5,593
Fixed charges	60,419	59,124	53,865	46,745	42,245
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(112)	(133)	(51)	(40)	(30)
Earnings available for fixed charges	$93,864	$104,985	$78,498	$22,337	$47,808

Fixed charges
Interest expense	$54,978	$53,898	$48,615	$41,599	$37,859
Amortized premiums, discounts or capitalized expense related to indebtedness	3,128	3,591	3,801	3,727	3,177
Estimate of interest within rental expenses	2,313	1,635	1,449	1,419	1,209
Total fixed charges	$60,419	$59,124	$53,865	$46,745	$42,245

Ratio of earnings to fixed charges	1.55	1.78	1.46	(2)	1.13

(1) We restated the information for the years ended December 31, 2013, 2012 and 2011 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for the periods ended 2013, 2012 and 2011.

(2) The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. The total fixed charges was $46.7 million and total earnings was $22.3 million. The deficiency amount or the amount of fixed charges in excess of earnings was $24.4 million.